Exhibit 99.1

Investors and Shareholders:
Investor Relations
Bonnie Mott
Ikanos Communications
510.438.5360 bmott@ikanos.com

Media Relations Margo Westfall
Ikanos Communications
510.438.6276 mwestfall@ikanos.com
FOR IMMEDIATE RELEASE

Ikanos Appoints Diosdado Banatao as Executive Chairman

Michael Gulett Resigns as President and CEO

Company Updates First Quarter Guidance

FREMONT, Calif. – April 28, 2010 – Ikanos Communications, Inc. (NASDAQ: IKAN) today announced that effective immediately Michael Gulett has resigned as CEO and president and as a member of its board of directors. Diosdado P. Banatao, the chairman of Ikanos’ board of directors, has been appointed executive chairman and has assumed the role of interim president and CEO.

“I look forward to working with Ikanos’ employees, customers and investors to expand on the Company’s history as a market leader in DSL and broadband communications,” said Banatao. “We are very appreciative of Mike’s contribution to the success of Ikanos. We wish him all the best.”

“After nearly seven years as a board member and almost two years as CEO it seemed like the right time for me to move on. I wish Ikanos continued success” said Gulett.

Mr. Banatao has served as the Company’s Chairman of the board of directors since August 2009, and has served as a managing partner of Tallwood Venture Capital, a venture capital firm, since June 2000. From April 2008 to June 2009, Mr. Banatao served as executive chairman and interim CEO of SiRF Technologies Holdings, Inc., a publicly traded company that was acquired by CSR plc in June 2009. From January 1998 to May 2000, Mr. Banatao served as a venture partner at Mayfield Fund, a venture capital firm. Mr. Banatao also founded S3 Incorporated (since renamed SonicBlue Incorporated), a provider of consumer digital entertainment products, where he served as President and Chief Executive Officer from January 1989 until January 1992 and as Chairman from January 1992 to December 1997. Mr. Banatao also co-founded Chips & Technologies and Mostron. Mr. Banatao holds a B.S. in electrical engineering from the Mapua Institute of Technology and an M.S. in electrical engineering and computer science from Stanford University.

In addition, the Company updated its revenue and earnings outlook for the first quarter of fiscal 2010. The Company expects its revenues for the first quarter of 2010 to be in the range of $57.0 million to $58.0 million, and based upon preliminary results, expects non-GAAP gross margins to be the range of 42.5-43.5% and non-GAAP operating expenses to be in the range of $22.5 to 23.5 million.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document contains forward-looking statements that are subject to risks and uncertainties concerning Ikanos Communications, including statements regarding the expected revenue for the first quarter of 2010, expected gross margins for the first quarter of 2010, and expected operating expenses for the first quarter of 2010. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, but are not limited to final calculation of costs of goods sold, operating expenses and other accounts that remain preliminary at this time. In addition, for a more extensive discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Ikanos’ most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as other reports that Ikanos files from time to time with the Securities and Exchange Commission. Ikanos is under no obligation to update these forward-looking statements to reflect events or circumstances subsequent to date of this press release.